Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OpenTV Corp.

We consent to the incorporation by reference in this registration statement on Form S-8 of OpenTV Corp. of our report dated March 30, 2006 with respect to the consolidated balance sheet of OpenTV Corp. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2005 and 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of OpenTV Corp.

/s/ KPMG LLP

San Francisco, California
August 24, 2007